Exhibit 16


November 23, 1999

Securities and Exchange Commission 450 5th Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on November 16, 1999, to be filed by Fab Industries, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

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